EXHIBIT 10.2

AGREEMENT OF CONTRIBUTION

BY AND BETWEEN

LC WHITE PLAINS RETAIL, LLC

LC WHITE PLAINS RECREATION, LLC

and

INLAND DIVERSIFIED WHITE PLAINS CITY CENTER MEMBER II, L.L.C.

DATED AS OF September 28, 2012

AGREEMENT OF CONTRIBUTION

THIS AGREEMENT OF CONTRIBUTION (hereinafter referred to as the "Agreement"), dated as of this 28th day of September, 2012, between LC WHITE PLAINS RETAIL, LLC, (hereinafter referred to as "Retail") and LC WHITE PLAINS RECREATION, LLC, ("Recreation")each a New York limited liability company, having an address at c/o CappelliEnterprises, Inc., 115 Stevens Avenue, Valhalla, New York  10595 (Retail and Recreation are hereinafter collectively referred to as "LCWP"), and INLAND DIVERSIFIED WHITE PLAINS CITY CENTER MEMBER II, L.L.C., a Delawarelimited liability company having an address at 2901 Butterfield Road, Oak Brook, Illinois 60523(hereinafter referred to as "Inland").

W I T N E S S E T H:

WHEREAS, the Westchester County Industrial Development Agency (the "Agency") is the owner of a fee interest in that certain parcel of real property legally described on Exhibit "A-1" attached hereto and made a part hereof (the "Retail Parcel") and that certain parcel of real property legally described on Exhibit "A-2"attached hereto and made a part hereof (the "Recreation Parcel" and, together with the Retail Parcel, collectively the "Real Property"); and

WHEREAS, The Retail Parcel is a unit in a commercial condominium known as The White Plains City Center Condominium (the "Condominium") pursuant to a Declaration Establishing a Plan for Condominium Ownership of Premises in a Portion of the Block Bounded by Mamaroneck Avenue, Martine Avenue, City Place (Formerly Known as E.J. Conroy Drive) and Main Street, White Plains, N.Y., Pursuant to Article 9-B of the Real Property Law of the State of New York, Name: The White Plains City Center Condominium dated October 6, 2004 by LC White Plains, LLC, a New York limited liability company, and County of Westchester Industrial Development Agency, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State of New York recorded in the Office of the Clerk of Westchester County, New York on October 20, 2004 as Control No. 442940596, as amended by that certain First Amendment to Declaration dated June 28, 2007 and recorded on December 12, 2007 as Control No. 47290540 (the "Condominium Declaration"); together with the Bylaws of  The White Plains City Center Condominium attached to the Condominium Declaration ("CondominiumBylaws"); and the Condominium Drawing of City Center Condominium City of White Plains White Plains, New York, consisting of 8 sheets, prepared by Hennessy Design Consultants, Inc., dated November 26, 2001 and filed October 1, 2004 in the Office of the County Clerk of Westchester (Division of Land Records) as Number 27439 ("Condominium Plats", and, together with the Condominium Declaration and the Condominium Bylaws, the "Condominium Documents"); and

WHEREAS, the Agency leased the Real Property to LC White Plains, LLC (the "Ground Lessee") pursuant to that certain Agreement of Lease (Retail Component) dated as of April 24, 2002 made by and between the Agency, as ground lessor, and LCWP, as ground lessee, a memorandum of which was recorded in the Office of the Clerk of the County of Westchester on July 11, 2002 as Control No. 421780571, as amended by that certain Amended and Restated

Agreement of Lease dated as of June 26, 2007, a memorandum of which was recorded in the Office of the Clerk of the County of Westchester on December 12, 2007 in Control No. 472920419(the "Agency Retail Lease") and The Supplemental Agreement of Lease (Recreation Component) dated as of November 10, 2003, between the Agency, as ground lessor, and LCWP, as ground lessee, a memorandum of which was recorded in the Office of the Clerk of Westchester County, New York, on May 7, 2004 as Control No. 440850086 (the "Agency Recreation Lease" and together with the Agency Retail Lease, collectively, the "Agency Leases"); and

WHEREAS, the Ground Lessee subleased the Retail Parcel to Retail pursuant to that certain sublease dated as of April 24, 2002 by and between Ground Lessee, as sublessor, and Retail, as sublessee, a memorandum of which was recorded in the offices of the Clerk of Westchester County, New York on July 11, 2002, as Control No. 421780578 (the "Retail Sublease"); and

WHEREAS, the Ground Lessee subleased the Recreation Parcel to Recreation pursuant to the Sublease (Recreation) dated November 10, 2003, by and between Ground Lessee, as sublessor, and Recreation, as sublessee, a memorandum of which was recorded in the Office of the Clerk of Westchester County, New York on May 7, 2004 as Control No. 440850094 (the "Recreation Sublease" and, together with the Retail Sublease, collectively, the "Subleases"); and

WHEREAS, prior to the Closing, with the consent of the Agency, the Ground Lessee shall assign all of its right, title and interest in and to the Agency Retail Lease to Retail pursuant to assignment documents that shall be approved by each of the parties to this Agreement and the Agency (the "LCWP Agency Retail Lease Assignment"), and, simultaneously with such LCWP Agency Retail Lease Assignment, the Retail Sublease shall be merged into such Agency Retail Lease and terminated; and

WHEREAS, prior to the Closing, with the consent of the Agency, the Ground Lessee shall assign all of its right, title and interest in and to the Agency Recreation Lease to Recreation pursuant to assignment documents that shall be approved by each of the parties to this Agreement and the Agency (the "LCWP Agency Recreation Lease Assignment"), and, simultaneously with such LCWP Agency Recreation Lease Assignment, the Recreation Sublease shall be merged into such Agency Recreation Lease and terminated; and

WHEREAS,LCWP desires to transfer to “Inland Diversified White Plains City Center, L.L.C.” (the "Owner"), a single purpose limited liability company under the laws of the State of Delaware, which shall be wholly owned by “Inland Diversified White Plains City Center Member, L.L.C.” (the "JV"), a single purpose limited liability company under the laws of the State of Delaware , the sole “Class A” member of which shall be Inlandand the sole “Class B” member of which shall be LCWP, and Inland desires to cause the JV to cause the Owner toacquire from LCWP,the respective interests of Retail and Recreation in the Property (as hereinafter defined) subject to the terms and conditions hereinafter provided.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

ARTICLE 1

Contribution

1.1

Covenant to Contribute. Prior to Closing, Inland shall form and organize the JV, the sole “Class A” member of which shall be Inland, having as its sole member Inland Diversified Real Estate Trust, Inc. (the "REIT"), and the sole “Class B” member of which shall be LCWP.  In addition, prior to Closing, Inland shall form and organize the Owner as a wholly-owned subsidiary company of the JV.  LCWP shall contribute to the Owner, the following (collectively, the "Property"):

(a)

a leasehold interest in and to the Real Property subleased by LCWP, together with all of the tenements, hereditaments and appurtenances appertaining thereto, including any estate, right, title, interest, property, claim and demand of LCWP in and to all streets, alleys, rights-of-way, sidewalks, easements, and utility lines or agreements (hereinafter collectively referred to as the "Land");

(b)

all improvements, buildings and structures owned by LCWP situate on the Land, including the shopping center and other facilities located thereon, and any apparatus, equipment, appliances and fixtures incorporated therein and used in connection with the operation and occupancy thereof, to the extent owned by LCWP (hereinafter collectively referred to as the "Improvements");

(c)

all right, title and interest of LCWP in and to the leases and other occupancy agreements with the tenants set forth on Exhibit "B" attached hereto covering all or any portion of the Real Property or the Improvements to the extent they are in effect on the Closing Date (as such term is defined in Section 3.1 hereof) (hereinafter collectively referred to as the "Leases"), together with all current rents and other sums due thereunder (hereinafter referred to as the "Rents");

(d)

the non-exclusive right to use all of LCWP's architectural and engineering plans, specifications and drawings, soil studies, land surveys, environmental studies and reports, hazardous waste studies and reports, market reports and surveys which are in the possession of the LCWP (if any) which relate to the Property (hereinafter collectively referred to as the "Plans");

(e)

all utility, service, equipment, maintenance and other contracts relating to the ownership, maintenance or use of the Property, as approved by Inland (hereinafter collectively referred to as the "Property Contracts");

(f)

to the extent assignable, all permits, approvals and licenses issued by any federal, state or local governmental authority or agency pertaining to the ownership, operation,

maintenance or use of the Land, including, without limitation, zoning, site plan and subdivision approvals and developers' agreements (hereinafter collectively referred to as the "Permits");

(g)

all books, records and operating reports in LCWP's possession, which are necessary to ensure continuity of operation of the Property (hereinafter collectively referred to as the "Records"); and

(h)

all warranties and/or guaranties for materials and workmanship benefiting the Purchaser, to the extent assignable by their terms (hereinafter collectively referred to as the "Warranties").

1.2

Cash and Contribution Value; Escrow Agent.

(a)

LCWP is to contribute, and the Owneris to accept, all of the Property for a total contribution value of One Hundred Sixty-Six Million Three Hundred Ninety Two Thousand Five Hundred and 00/100 Dollars ($166,392,500.00) (the "Contribution Value"), such Property to be subject to and encumbered by the ULLICO Loan Replacement Financing (hereinafter defined),in exchange for certain “Class B” membership interests in and to the JV, as more fully set forth in the JV Agreement. Furthermore, in connection with the transactions contemplated hereby, at the Closing, Inland is to contribute cash in the aggregate amount of Ten Million Three Hundred Ninety Four Thousand Five Hundred Fifty and 00/100 Dollars ($10,394,550.00) to the JV, subject to adjustment pursuant to Article 4 (the "Cash Contribution").  The Contribution Value shall be paid and is subject to further adjustment as provided in subsection 1.2 (b) below.

(b)

At Closing, the Contribution Value shall be paid as follows:

(i)

Inland shall cause the Owner to enter into replacement financing with Bank of America, N.A. ("BOA")of that certain existing mortgage loan encumbering the Property previously made byULLICO (hereinafter defined) (the "ULLICO Loan"), such replacement financing to be in an amount up to Ninety Nine Million and 00/100 Dollars ($99,000,000.00), Eighty Seven Million and 00/100 Dollars ($87,000,000.00) of which shall be funded at Closing,and shall be on terms and conditions acceptable to LCWP and Inland (the "ULLICO Loan Replacement Financing"), and Inland shall use the proceeds of the ULLICO Loan Replacement Financing that are funded at Closing to pay-down the existing ULLICO Loan;

(ii)

Simultaneously with the payment of Eighty Seven Million and 00/100 Dollars ($87,000,000.00) in proceeds of the ULLICO Loan Replacement Financing to The Union Labor Life Insurance Company ("ULLICO")as provided pursuant to clause (i) above, Inland shall make a payment to ULLICO in the amount ofThirty Seven Million Six Hundred Five Thousand Four Hundred Fifty and 00/100 Dollars ($37,605,450.00) to pay-down the existing ULLICO Loan,and after such payments are made to ULLICO, the ULLICO Loan shall be satisfied and repaid in full;

(iii)

Inland shall make a payment to Empire State Development Corp. ("ESDC") in the amount of Four Million Eight Hundred Twenty Eight Thousand Two and

00/100 Dollars ($4,828,002.00) to pay-down the existing subordinate mortgage loansencumbering the Property previously made by ESDC(the "ESDC Loan"), and after such payment is made to ESDC, the ESDC Loan shall be satisfied and repaid in full; and

(iv)

Inland shall cause the JV to issue to LCWP membership interests in and to the JV (the "Operating Units") with an initial Capital Account (as defined in the JV Agreement)equal to Thirty Six Million NineHundred Fifty Nine Thousand Forty Eight and 00/100 Dollars ($36,959,048.00.00) (the balance of LCWP’s Capital Account at any given time shall be hereinafter referred to as the "OPU Value") and, in connection therewith, the parties hereto agree to execute and/or cause the execution of an operating agreement for the JV, substantially in the form annexed hereto as Exhibit "C" (the "JV Agreement").

(v)

The JV shall,simultaneous with the Closing, distribute the sum of Five Million and 00/100 Dollars ($5,000,000.00) to LCWP in reimbursement of Pre-Formation Expenditures, within the meaning of Tax Regulation  Sec. 1.707-4(d) and in accordance with the terms of the JV Agreement.

(vi)

The JV shall,simultaneous with the Closing, distribute to LCWP the additional sum of Five Million Three Hundred Ninety Four Thousand Five Hundred Fifty and 00/100 Dollars ($5,394,550.00) to permit payment of certain closing costs in connection with the transactions contemplated pursuant to this Agreement pursuant to the terms of the JV Agreement.

Immediately after the JV shall make the distributions set forth in clauses (v) and (vi) above, Investor’s OPU Value shall equal Twenty Six Million Five Hundred Sixty Four Thousand Four Hundred Ninety Eight and 00/100 Dollars ($26,564,498.00).

Solely in the event that LCWP is unable to obtain Secured Financing (as defined in the Guaranty Agreement) at closing, Inland hereby agrees to make available to LCWP a bridge loan (the "Inland Loan") in amaximum principal amount of up to Ten Million and 00/100 Dollars ($10,000,000.00)at an interest rate of six percent (6%) per annum on the amounts advanced to LCWP under the Inland Loan, maturing onMay 31, 2013 with no prepayment penalty or premium, providing for interest-only monthly payments prior to maturity,and containing such other market terms and conditions as are reasonably acceptable to LCWP and Inland; provided, that LCWP shall diligently pursue its efforts to obtain Secured Financing from a third-party lender after Closing.

(c)

Upon LCWP’s contribution of its leasehold interest in the Property at Closing and immediately after the distribution of Pre-Formation Expenditures and Certain Closing Costs from the JV, LCWP hereby agrees to assign to the Owner all of its right, title and interest in and to the Toys Lease (as defined in the JV Agreement) and to deliver to Chicago Title Insurance Company, 171 N. Clark Street, Chicago, IL 60601 (the "Escrow Agent") the following sums, to be held by the Escrow Agent in escrow pursuant to the terms of this  Section 1.2(c) and one or more separate escrow agreement(s) that shall be mutually acceptable to Inland, LCWP and the Escrow Agent:

(i)

Two Million Four Hundred Eighty Thousand Two Hundred and 00/100 Dollars ($2,480,200.00)(the "Lease Expense Escrow Funds"), such funds to be held in escrow by the Escrow Agent in a segregated account (the "Lease Expense Escrow Account")and periodically released to fund the aggregate amount of  the cost to be incurred by the landlord in connection with (i) Two Million and 00/100 Dollars ($2,000,000.00) for the build-out of the demised premises pursuant to the Toys Lease to the extent not previously paid(but specifically excluding any amounts that shall be payable to, in connection with, or for the account ofUrstadt Biddle (hereinafter defined) plus (ii) Three Hundred Sixty One Thousand Two Hundred and 00/100 Dollars ($361,200.00) for the unpaid brokerage commissionthat shall become due in connection with the Toys Lease plus (iii) One Hundred Nineteen Thousand and 00/100 Dollars ($119,000.00) for Tenant’s CAM Share (as defined in Section 18(D) of the Toys Lease) of Common Area Maintenance Costs (as defined in Section 18(C) of the Toys Lease)under the Toys Lease for the period commencing on the Closing Date and until the Rent Commencement Date (as defined in Section 4(C) the Toys Lease), such Lease Expense Escrow Funds to be available as needed to fund the costs and expenses set forth above, with any unused portion thereof to be released to LCWP after the Toys Lease Effective Date. It is hereby further acknowledged that, on the Closing Date, LCWP has paid Ninety Thousand and 00/100 Dollars ($90,000.00) of Tenant’s Tax Share (as defined in Section 7(C) of the Toys Lease) of Real Property Taxes and Assessments (as defined in Section 7(A) of the Toys Lease) under the Toys Lease.

(ii)

One Million Seven Hundred Thirty Thousand and 00/100 Dollars ($1,730,000.00)(together with additional funds that shall be placed into escrow pursuant to Section 4.6 of the JV Agreement, the "Biddle Escrow Funds"), such funds to be held in escrow by the Escrow Agent in a segregated account (the "Biddle Escrow Account")and periodically released to Urstadt Biddle Properties, Inc. ("Urstadt Biddle") to pay to Urstadt Biddle all amounts that shall be due and payable by Retail pursuant to a separate agreement that shall be entered into between Urstadt Biddle and Retail or, in the absence of any such separate agreement, pursuant to the Toys Lease (such amount, the "Biddle Escrow Amount"), with any unused portion thereof to be released to LCWP.

(iii)

One MillionTwo Hundred Thousand and 00/100 Dollars ($1,200,000.00)(the "Roof and Rug Escrow Funds"), such funds to be held in escrow by the Escrow Agent in a segregated account (the "Roof and Rug Escrow Account") and made available to the JV, as needed, to fund (i) One MillionOne Hundred Thousand and 00/100 Dollars ($1,100,000.00) of the costs and expenses in connection with a new roof (80 mil overlay with 60 mil vertical surface) by Johns Manville to be laid over the existing roof at the Property, such roof to come with a twenty (20) year full labor and material warranty, and (ii) One Hundred Thousand and 00/100 Dollars ($100,000.00) forthe replacement of certain of the carpeting located at the common areas of the Property.LCWP shall have provided to Inland a structural code engineering report certifying the loads of such roof as currently designed without secondary drains.

(iv)

One Million and 00/100 Dollars ($1,000,000.00)(the "Nordstrom

Escrow Funds"), such funds to be held in escrow by the Escrow Agent in a segregated account (the "Nordstrom Escrow Account") and made available as needed to fund the costs that may be due to Nordstrom Inc. in connection with the tenant allowance that shall be payable in connection with the build-out of the Nordstrom “Rack” demised premise at the Propertypursuant to the terms of their Lease dated January 25, 2008 between Retail, as landlord, and Nordstrom Inc., as tenant (as such lease has been amended to date),it being expressly acknowledged and agreed that LCWP shall have the right to negotiate a settlement with Nordstrom Inc. regarding the actual amount payable in connection with such tenant allowance, with any unused portion thereof to be released to LCWP.

(d)

(i)

The duties of the Escrow Agent are limited to those specifically provided for herein and are purely ministerial in nature. Escrow Agent shall incur no liability hereunder or otherwise except for its own gross negligence or willful misconduct, and LCWP and Inland hereby release Escrow Agent from any liability (other than as excepted herein) for any action taken by it hereunder or for any failure or refusal to act hereunder or for any other matter. Unless Escrow Agent shall have been guilty of gross negligence or willful misconduct, LCWP and Inland, jointly and severally, agree to indemnify and hold harmless Escrow Agent from and against any liability incurred by it as a result of its acting as Escrow Agent hereunder. Notwithstanding the immediately preceding sentence, however, Inland shall be solely responsible for the payment of all fees and other compensation charged by the Escrow Agent for acting as such hereunder, including the reimbursement of any costs and expenses incurred by the Escrow Agent in connection with its acting as Escrow Agent hereunder.

(ii)

Escrow Agent shall not be bound in any way or by any agreement or contract between LCWPand Inland, whether or not it has knowledge thereof, and Escrow Agent's only duties and responsibilities shall be to hold the Lease Expense Escrow Funds, the Biddle Escrow Funds and the Roof and Rug Escrow Funds (collectively, the "Escrow Funds") in escrow as escrow agent and to dispose of the Escrow Funds in accordance with the terms of this Agreement and one or more separate escrow agreements to be executed by the parties pertaining to the escrow of such Escrow Funds. Without limiting the generality of the foregoing, Escrow Agent shall, in the absence of its gross negligence or willful misconduct, have no responsibility to protect the Escrow Funds and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Escrow Funds or for any diminution in value of the Escrow Funds for any cause. Escrow Agent may, at the expense of LCWP and Inland, consult with counsel and accountants in connection with its duties under this Agreement and Escrow Agent shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of such counsel and accountants. Escrow Agent shall not be obligated to take any action hereunder which may, in its reasonable judgment, involve it in any liability unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.

(iii)

Escrow Agent is acting as a stakeholder only with respect to the Escrow Funds. If there is any dispute as to whether Escrow Agent is obligated to disburse the Escrow Funds or as to whom the Escrow Funds is to be delivered, Escrow Agent shall not make any delivery, but in such event Escrow Agent shall hold the Escrow Funds until receipt by

Escrow Agent of any authorization in writing, signed by all parties having an interest in such dispute, directing the disposition of the Escrow Funds. In the absence of such authorization Escrow Agent shall hold the Escrow Funds until the final determination of the rights of the parties in any appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If such written authorization is not given, or proceedings for such determination are not begun, within thirty (30) days after the dispute arises, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Escrow Fundswith a court of the State of New York. Pending such determination Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, attorneys' fees and disbursements by the party determined not to be entitled to the Escrow Funds. Upon making delivery of the Escrow Funds in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder. In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding which may arise between LCWP and Inland in connection with the Escrow Funds.

(iv)

Escrow Agent or any successor Escrow Agent may resign at any time by giving fifteen (15) days' prior notice of resignation to the other parties hereto, such resignation to be effective on the date specified in such notice. In case the office of Escrow Agent shall become vacant for any reason, LCWP may appoint a title company, bank or trust company that is reasonably acceptable to Inland as successor Escrow Agent to the retiring Escrow Agent, whereupon such successor Escrow Agent shall succeed to all rights and obligations of the retiring Escrow Agent as if originally named hereunder, and the retiring Escrow Agent shall duly transfer and deliver to such successor Escrow Agent the funds and records, including without limitation the Escrow Funds, held by the retiring Escrow Agent hereunder.

(e)

Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.2(c) and (d) hereof.

(f)

The parties hereto expressly acknowledge and agree that BOA, in its capacity as lender under the ULLICO Loan Replacement Financing and mortgagee with respect to the interests in the Real Property to be held by the JV, is a third party beneficiary with respect to the provisions of this Section 1.2 and any other arrangements between or among the parties hereto relating to the use and disbursements of the Escrow Funds and shall be entitled to enforce such provisions and arrangements as if it were a party hereto and thereto.

ARTICLE 2

Title and Condition of Property; Assumption of Financing

2.1

State of Title.

(a)

Immediately prior to the Closing, and each with the consent of the Agency, (i) the Ground Lessee shall assign all of its right, title and interest in and to the Agency Retail Lease to Retail pursuant to the LCWP Agency Retail Lease Assignment and, simultaneously with such LCWP Agency Retail Lease Assignment, the Retail Sublease shall be merged into such

Agency Retail Lease and terminated (the "RetailSublease Termination") and (ii) the Ground Lessee shall assign all of its right, title and interest in and to the Agency Recreation Lease to Recreation pursuant to the LCWP Agency Recreation Lease Assignment and, simultaneously with such LCWP Agency Recreation Lease Assignment, the Recreation Sublease shall be merged into such Agency Recreation Lease and terminated(the "RecreationSublease Termination", and together with the Retail Sublease Termination, the "Sublease Terminations").  At the Closing, with the consent of the Agency, Retail shall assign all of its right, title and interest in and to the Agency Retail Lease to the Owner (the "RetailGround Lease Assignment"), andRecreation shall assign all of its right, title and interest in and to the Agency Recreation Lease to the Owner (the "RecreationGround Lease Assignment", and together with the Retail Ground Lease Assignment, the "Ground Lease Assignment").  Immediately after the execution of the Ground Lease Assignment at the Closing, the Agency and the Owner shall amend and restate each of the Agency Leases in their entirety pursuant to (I) that certain Amended and RestatedAgreement of Lease (Retail Component) substantially in the form attached hereto as Exhibit "F-1" attached hereto and made a part hereof and (II) that certain Amended and Restated Supplemental Agreement of Lease (Recreation Component) substantially in the form attached hereto as Exhibit "F-2" attached hereto and made a part hereof (hereinafter collectively referred to as the "Amended Agency Leases").  Each of the LCWP Agency Retail Lease Assignment, the LCWP Agency Recreation Lease Assignment, the Sublease Terminations, the Ground Lease Assignment and a memorandum of Amended Agency Leases, shall be recorded in the Office of the Clerk of Westchester County, New York.  At the Closing, the interest of the Owner in and to the Real Property pursuant to the Amended Agency Leases shall beinsurable at regular rates free and clear of any and all liens, claims, encumbrances, mortgages, deeds of trust and security interests (except for the lien of real estate taxes not yet due and payable), but subject to all Permitted Exceptions (as such term is defined in Section 2.1(c) hereof), including, but not limited to, the lien of theULLICO Loan Replacement Financing.

(b)

Inland, at the sole cost and expense of LCWP, hasobtained a preliminary title search of each Property (hereinafter collectively referred to as the "Title Commitment") from Chicago Title Insurance Company (in such capacity, hereinafter referred to as the "Title Company"), pursuant to which the Title Company shall commit to insure (upon the payment of a requisite premium at regular rates) that the Ownershall own a leasehold interestin and to the Property as described in Section 2.1(a) of this Agreement. Inland hereby agrees to accept, and LCWP hereby agrees to convey, title to the Property substantially consistent with the pro forma policy of title insurance attached hereto as Schedule 2.1(b)(the "Pro-Forma"), and agrees not to raise any objections at Closing to any exceptions to title set forth in the Pro-Forma or any other Permitted Exceptions.Furthermore, LCWP, at the sole cost and expense of LCWP, has previouslycaused a reputable surveyor licensed in the state of New York to prepare and deliver an ALTA as-built survey of the Recreation Parcel (to specifications approved by Inland) (collectively, the "Survey") to the Ownerand LCWP and the Title Company, and Inland hereby acknowledges and agrees that it has no objection to any state of facts as shown on the Survey. Inland shall rely on the Condominium Plats with respect to the Retail Parcel, and LCWP shall not be responsible for providing a survey of the Retail Parcel.

(c)

The term "Permitted Exceptions" as used herein shall mean (i) the lien of real estate taxes, assessments and water and sewer charges not yet due and payable, (ii) all matters listed as exceptions to title in the ProForma, (iii) all existing building, zoning and other city, state, county or federal laws, codes and regulations affecting the Property, (iv) any existing general utility easements serving the Property (provided that such easements do not subject any owner of such Property to obligations other than are usual and customary in similar easements and provided further that no Improvements (other than parking areas and access aisles) are constructed on such easements), (v) such state of facts as would be shown by accurate survey of the Property, (vi) the Leases, (vii) the ULLICO Loan Replacement Financing, and (viii) any title exception created directly by any act or omission of Inland or its affiliates, representatives, agents, employees or invitees.

(d)

LCWP's obligation to convey title to the Property is solely as set forth in Section 2.1(a) hereof. To the extent that Inland may elect, at its option, to request the Title Company to issue endorsements to the most current form of ALTA owner's title insurance policy as currently and customarily used in the State of New York, the issuance of such endorsements shall be paid by LCWP, and the issuance of any such endorsements shall not be a pre-condition to Inland's obligation to consummate the transactions contemplated by this Agreement.

2.2

Investigations; No Reliance on Documents; As-Is Sale.

(a)

Except as expressly set forth in this Agreement, neither LCWP nor Inland makes any representations or warranties as to the truth, accuracy or completeness of any materials, data or information delivered by such party or its brokers or agents to the other party in connection with the transaction contemplated hereby LCWP and Inland acknowledge and agree that all materials, data and information delivered by the other party in connection with the transactions contemplated hereby are provided to the other party as a convenience only and that any reliance on or use of such materials, data or information shall be at the sole risk of the party receiving such materials, data or information from the other party, except as otherwise expressly stated herein. Neither LCWP, nor any affiliate of LCWP, nor the persons or entities which prepared any report or reports (unless Inland has obtained reliance letters from any such persons or entities or has established legal privity with such persons or entities by some other means) delivered by LCWP to Inland, shall have any liability to Inland for any inaccuracy in or omission from any such reports.

(b)

Except as expressly set forth in this Agreement and in any documents delivered by LCWP at the Closing, it is understood and agreed that LCWP is not making and has not at any time made any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability or fitness for a particular purpose, or as to the state of title, physical condition, environmental condition and/or zoning of the Property.

INLAND ACKNOWLEDGES AND AGREES THAT, UPON CLOSING,LCWP SHALL CONTRIBUTE AND CONVEY OR ASSIGN TO THE OWNER, AND TO THE JV AND INLAND ON BEHALF OF THE OWNER, SHALL ACCEPT A LEASEHOLD INTEREST IN

AND TO THE PROPERTY"AS IS, WHERE IS, WITH ALL FAULTS" AND WITH ALL LATENT OR PATENT DEFECTS, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED AND DELIVERED BY LCWP AT THE CLOSING. INLAND HAS NOT RELIED AND WILL NOT RELY ON, AND LCWP IS NOT LIABLE FOR OR BOUND BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY PROPERTY OR RELATING THERETO MADE OR FURNISHED BY LCWP, OR ANY REAL ESTATE BROKER OR AGENT PURPORTING TO REPRESENT LCWP, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR DOCUMENTS EXECUTED AND DELIVERED BY LCWP AT THE CLOSING. INLAND ALSO ACKNOWLEDGES THAT THE CONTRIBUTION VALUE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS IS, WHERE IS, WITH ALL FAULTS."  IN ADDITION, LCWP WILL HAVE NO OBLIGATIONTO PROVIDE ANY REPAIRS, ALTERATIONS OR IMPROVEMENTS TO THE PROPERTY AS A CONDITION PRECEDENT TO INLAND'S OBLIGATION TO CLOSE TITLE. IN FURTHERANCE OF THE FOREGOING AND NOT IN LIMITATION THEREOF, INLAND SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH HEREIN TO THE CONTRARY, INLAND IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM LCWP OR ANY PARTNER, MEMBER, MANAGER, SHAREHOLDER, OFFICER OR DIRECTOR OF LCWP OR FROM ANY EMPLOYEE, ATTORNEY, AGENT OR REPRESENTATIVE OF LCWP AS TO ANY MATTER CONCERNING ANY PROPERTY OR ANY MATERIALS PROVIDED BY THE LCWP PURSUANT TO SECTION 2.3 HEREOF, INCLUDING WITHOUT LIMITATION:  (i) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF THE PROPERTY OR ANY ASPECT OR PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, UTILITY SYSTEMS, FACILITIES, APPLIANCES, SOILS, GEOLOGY OR GROUNDWATER, (ii) THE DIMENSIONS OR LOT SIZE OF ANY PROPERTY OR THE SQUARE FOOTAGE OF THE IMPROVEMENTS THEREON OR OF ANY TENANT SPACE THEREIN, (iii) THE DEVELOPMENT OR INCOME POTENTIAL, OR DEVELOPMENT OR OTHER RIGHTS OF OR RELATING TO PROPERTY, (iv) PROPERTY'S INSURABILITY, MERCHANTABILITY, FITNESS, SUITABILITY, OR ADEQUACY FOR ANY PARTICULAR PURPOSE, (v) THE ZONING OR OTHER LEGAL STATUS OF PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF PROPERTY, (vi) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS OR RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT), (viii) THE ABILITY OF INLAND TO OBTAIN ANY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS

NECESSARY FOR INLAND'S INTENDED USE OR DEVELOPMENT OF THE PROPERTY, (viii) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON, IN, UNDER, ABOVE OR ABOUT THE PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, (ix) THE DESIGN, CONSTRUCTION OR THE QUALITY OF ANY LABOR AND MATERIALS USED IN THE CONSTRUCTION OF ANY IMPROVEMENTS, (x) THE CONDITION OF TITLE TO THE PROPERTY, (xi) THE LEASES, CONTRACTS OR ANY OTHER AGREEMENTS AFFECTING THE PROPERTY OR THE INTENTIONS OF ANY PARTY WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE OR CONTRACT WITH RESPECT TO THE PROPERTY, OR THE APPLICABLE LCWP'S OWNERSHIP, DEVELOPMENT OR OPERATION OF THE PROPERTY OR (xii) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS, RELATING TO THE PROPERTY, OR THE OPERATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, INLAND AGREES THAT INLAND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LCWP, WHETHER SUCH REPRESENTATION OR WARRANTY IS IMPLIED, PRESUMED OR EXPRESSLY PROVIDED, ARISING BY VIRTUE OF ANY STATUTE OR COMMON LAW. INLAND AGREES THAT LCWP IS UNDER NO DUTY TO MAKE ANY INQUIRY REGARDING ANY MATTER THAT MAY OR MAY NOT BE KNOWN TO ANY LCWP OR TO CONFIRM, INVESTIGATE OR QUESTION THE ADEQUACY OF ANY APPRAISAL, REPORT, ANALYSES OR STUDY OF ANY ASPECT OF THE PROPERTY PREPARED OR OBTAINED BY LCWP.

(c)

Inland's acceptance, for itself and on behalf of the JV and the Owner, of the Ground Lease Assignment and the Owner’s subsequent acceptance of the Amended Agency Leases shall be deemed to be full performance by LCWP of, and will discharge LCWP from, all liabilities and obligations under this Agreement, and thereafter LCWP shall have no liability or obligation to Inland, the JV, the Owner or to any subsequent owner of the Property with respect to the Property, nor any liability or obligation to any other person, firm, corporation or public body with respect to actions or claims which arise on or after the Closing Date with respect to the Property. Upon transfer of the Property, Inland, for itself and on behalf of the JV and the Owner, shall be deemed to have accepted and shall be subject to the terms, conditions and other obligations applicable to the owner of, and relating to, the Property which are set forth in any governmental approvals relating to the construction, use or occupancy of the Property, including without limitation, site plan approvals and developer's agreements, whether or not same shall have been recorded.

(d)

Inland, for itself and on behalf of the JV and the Owner, in consideration for the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, as of Closing does hereby release and forever discharge LCWP from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, in law and in equity, for or on account of injuries claimed to have been received by Inland, the Owneror the JV in connection with the condition of the Property as of the date of Closing, including without limitation the geophysical and environmental condition on, or originating from, the Property. It is expressly understood and agreed by Inland, the JV,the Owner and LCWP that this release specifically applies to any claims made in connection with any possible environmental contamination on, or originating from, the Property, and/or any violation of the Environmental Laws (as such term is hereinafter defined) by the LCWP in connection with the Property. For the purposes of this release, the term "environmental contamination" shall include any type of environmental orders, statutes or regulations applicable to the Property, including without limitation to the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Federal Clean Water Act, the Spill Compensation and Control Act, the Federal Water Pollution Control Act, the Underground Storage of Hazardous Substances Act, the Resource Conservation and Recovery Act and all other applicable federal, state and/or local environmental acts (hereinafter collectively referred to as the "Environmental Laws") as the same are currently in force or may be later amended, as well as any other claims, suits or actions arising from or related to the environmental condition of the Property. By accepting leasehold title to the Property through the Ownerat Closing, Inland shall be deemed to have agreed that Inland, for itself and on behalf of the JV and the Owner:  (i) is satisfied with the environmental conditions of the Property (regardless of whether the Property complies with all Environmental Laws or other laws, orders, statutes or regulations affecting the Property) and that Inland shall have been given the opportunity to determine, to its own satisfaction, that the Property complies with all Environmental Laws or other laws, orders, statutes or regulations affecting the Property; (ii) accepts that Property in an "AS IS" condition without relying on any verbal or written statement or representation relating to the Property that may have been made by the LCWP (except as expressly set forth in this Agreement); and (iii) shall be solely responsible for any environmental contamination on, or originating from, the Property which is not disclosed in the Environmental Assessments to be obtained by Inland pursuant to Section 2.3 hereof or which otherwise occurs after the Closing Date due to the actions or inactions of Inland, its successors and/or assigns or any third party, and Inland agrees that it will be solely responsible for any such environmental contamination. It is understood and agreed that LCWP does not admit any liability for any environmental contamination, and liability on the part of LCWP is expressly denied.

(e)

The provisions of this Section 2.2 shall survive Closing or termination of this Agreement.

2.3

Assumption and/orPayment of Loans.At the Closing, (i) Inland shall cause the Owner to obtain the ULLICO Loan Replacement Financing, and shall pay the proceedsof such ULLICO Loan Replacement Financing advanced at Closing to ULLICO, and (ii) Inland shall make a payment to ULLICO in the amount ofThirty Seven Million Six Hundred Five Thousand Four Hundred Fifty and 00/100 Dollars ($37,605,450.00), and upon receipt of such funds, the existing ULLICO Loan shall be satisfied and repaid in full. Furthermore, at the Closing Inland shall make a payment to ESDC in the amount of Four Million Eight Hundred Twenty Eight Thousand Two and 00/100 Dollars ($4,828,002.00), and upon receipt of such funds, the existing ESDC Loan shall be satisfied and repaid in full

ARTICLE 3

The Closing

3.1

Time and Place. Consummation of the transactions contemplated hereby (hereinafter referred to as the "Closing") shall take place using the services of the Escrow Agent, in its capacity as escrow agent. LCWP, Inland, the Ownerand/or the JV shall deliver all of their respective closing documents in escrow to the Escrow Agentwith instructions on the distribution of the documents at such time as the Escrow Agent has wired to LCWP the net funds due LCWP in accordance with the contributionstatement agreed upon between the parties. The Closing shall take place no later than 5-business days after the execution of this Agreement by all parties hereto (hereinafter referred to as the "Closing Date"). LCWP agrees to reasonably cooperate with Inland, acting on behalf of the Owner, in connection with its attempt to obtain the ULLICO Loan Replacement Financing.

3.2

Closing. Immediately prior to the Closing, the Ground Lessee, Retail and Recreation shall execute and deliver, and shall submit to theOffice of the Clerk of Westchester County, New York, for recording, each of the LCWP Agency Retail Lease Assignment, the LCWP Agency Recreation Lease Assignment and the Sublease Terminations.At the Closing (or such earlier date as set forth herein), LCWP and Inland shall take such actions and deliver such agreements and other instruments and documents necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with the terms hereof, including, without limitation, the following:

(a)

Inland shall contributeto the JV(through the Closing escrow) the Cash Contribution as a capital contribution made by Inland to the JV.

(b)

LCWP and Inland shall execute and deliver contribution statements each in a form reasonably acceptable to LCWP, Inland and their respective counsel.

(c)

LCWP shall convey and contribute to the Ownergood and insurable title to the Property, subject to the Permitted Exceptions, by executing, acknowledging and delivering the Ground Lease Assignment, and each of LCWP and Inland shall immediately thereafter cause the Owner to execute and deliver the Amended Agency Leases with the Agency.

(d)

LCWP and Inland shall execute and deliver assignment and assumption agreements (the "Tenant Assignments") in substantially the form attached hereto as Exhibit "G" and made a part hereof, duly executed and acknowledged by LCWP and the Ownerand in proper form for recording (if necessary), pursuant to which LCWP will assign to the Ownerall of LCWP's rights, title and interest as lessor in and to the respective Leases, and pursuant to which the Ownerwill assume all obligations as lessor under the Leases. LCWP will simultaneously deliver to Inland an original executed copy of each of the Leases and all guarantees of the Leases and a letter, duly executed by the respective LCWP, in form satisfactory to Inland, addressed to each of the tenants under the Leases advising the tenants of the assignment of the Leases to the Owner.

(e)

LCWP shall use its commercially reasonable efforts (which for purposes of this Section 3.2(e) shall not require LCWP to incur unreasonable costs) to cause the tenants under Leases to deliver to Inland a written tenant estoppel certificate in the form required under the respective Leases, or if no form is specified and if no form is generally used by a tenant in similar transactions, in substantially the form attached hereto as Exhibit "H" and made a part hereof.

(f)

LCWP shall use commercially reasonable efforts to amend the lease with National Amusements to change the denominator in the calculation of real property taxes to no greater than 375,000 square feet from 530,000 square feet, which denominator previously included the current Target condominium unit.

(g)

LCWP shall use commercially reasonable efforts to obtain from ShopRite a waiver or consent permitting the Toys Lease.

(h)

LCWP shall deliver to Inland a rent roll for the Property owned by it containing a schedule of the Rents and other charges and payments due from the tenants under the Leases dated as of the Closing Date and certified by LCWP as true and correct.

(i)

LCWP shall deliver to Inland an affidavit of title in customary form, duly executed and acknowledged by LCWP.

(j)

LCWP and Inland shall deliver to the Title Company all documents, affidavits and instruments reasonably required by the Title Company and in a form reasonably acceptable to LCWP, Inland, their respective counsel and the Title Company, including, without limitation, all transfer tax forms.

(k)

LCWP shall deliver to Inland a limited liability company certificate, satisfactory to the Title Company and Inland, with respect to the authority of LCWP to approve this Agreement and the transactions contemplated hereby.

(l)

Inland shall deliver to LCWPa limited liability company certificate, satisfactory to the Title Company and LCWP, with respect to the authority of Inland to approve this Agreement and the transactions contemplated hereby.

(m)

LCWP shall deliver to Inland all Plans, Property Contracts, Permits, Records and all other records pertinent to the ownership, operation, maintenance or use of the Property which are in such LCWP's possession. LCWP and Inland shall execute and deliver an assignment and assumption agreement, pursuant to which LCWP will assign to the Ownerall of such LCWP's right, title and interest in the Plans,

Property Contracts, Permits and Records, and pursuant to which Inland will assume all obligations with respect thereto.

(n)

LCWP shall deliver to Inland an affidavit stating that LCWP is not a "foreign person" as that term is defined pursuant to the Foreign Investment in Real Property Tax Act of 1980 (hereinafter referred to as "FIRPTA").

(o)

The parties shall execute and deliver to each other any other instrument or instruments (i) required to be delivered under any provision of this Agreement and (ii) reasonably requested by the attorney for either party in connection with this transaction.

(p)

LCWP shall execute and deliver to Inland’s auditors, KPMG, an audit letter in the form attached as Exhibit "J" attached hereto and made a part hereof.  In the event the audit of Property operations has not been performed by KPMG at or prior to the date of contribution of a leasehold interest in the Property to the Owner, LCWP agrees to execute and deliver the audit letter at such time as the audit is performed.  The terms of this provision shall survive the contribution of such leasehold interest in the Property to the Owner.

(q)

To the extent obtained by Inland (with LCWP's cooperation in accordance with Section 6.2(c) hereof), and to the extent paid for on before Closing by LCWP, LCWP shall cause all Warranties to be transferred to the name of the Owner.

(r)

Inland and LCWP shall record a restrictive covenant in the Office of the County Clerk of Westchester (Division of Land Records) in the form attached as Exhibit "E" to this Agreement and made a part hereof pertaining to the ongoing obligation of the Owner to maintain the twenty-four (24) affordable housing rental units forming a portion of the Recreation Parcel as eligible Affordable Rental Housing under the Affordable Rental Housing Program that shall be in effect in the City of White Plains from time to time.

(s)

LCWP and Inland shall execute and deliver the JV Agreement.

(t)

The Owner shall enter into the ULLICO Loan Replacement Financing and the proceeds thereof shall be paid to ULLICO, and Inland shall made additional payments to ULLICO as set forth in Section 1.2(b) of this Agreement and, upon receipt of the foregoing, the existing ULLICO Loan shall be satisfied and repaid in full.

(u)

Inland shall repay the ESDC Loan in full.

(v)

The JV shall distribute the Pre-Formation Expenditures and Certain Closing Costs to LCWP pursuant to the terms of the JV Agreement.

(w)

Inland, the JV and the REIT shall provide to LCWP a guaranty and agreement to guaranty substantially in the form attached hereto as Exhibit "K"and made a part hereof (the "Guaranty Agreement").

(x)

LCWP shall pay or escrow all closing costs listed in Exhibit "I"hereto.  All amounts designated in Exhibit "I"as being subject to escrow shall be paid by LCWP in accordance with Sections 1.2 (c) and (d) hereof.

3.3

Delivery of Possession. Possession of the Property shall be delivered to the Ownerat the Closing upon execution and delivery of the Amended Agency Leases (in favor of the Owner) free of all tenancies and occupants, except with respect to tenants under the Leases.

3.4

Conditions to Closing. Notwithstanding anything to the contrary contained in this Agreement,Inland’s obligation to consummate the Closing of the transactions contemplated by this Agreement is hereby made expressly subject to the satisfaction, or the express waiver by Inland, of each of the foregoing conditions: (i) Inland’s receipt and approval of written tenant estoppel certificates pursuant to Section 3.2(e) of this Agreement, (ii) Inland’s receipt and approval of a lease amendment between LCWP and National Amusements pursuant to Section 3.2(f) of this Agreement, (iii) Inland’s receipt and approval of a waiver or consent from ShopRite permitting the Toys Lease pursuant to Section 3.2(g) of this Agreement and (iv) certain non-tenant estoppels that Inland shall have previously requested from LCWP in writing no later than ten (10) days prior to the Closing Date.Notwithstanding anything to the contrary contained in this Agreement, LCWP’s obligation to consummate the Closing of the transactions contemplated by this Agreement is hereby made expressly subject to LCWP’s receipt at Closing of the Inland Loan.

ARTICLE 4

Apportionments and Allocation of Expenses

4.1

Credits and Prorations. Subject to any provision of this Agreement to the contrary, the following items shall be apportioned for the calendar year in which the Closing occurs as of midnight on the calendar day immediately preceding the Closing:  (a) all Rents, revenues and other income, if any, from the Property, and (b) payments under the Payment in Lieu of Taxes Agreement – LC White Plains, LLC Project dated April 24, 2002 (as amended to date), any other income, expense or other items relating to the Property under a triple net lease which is customarily prorated between a purchaser and a seller of real property subject to a triple net lease in the counties in which the Property is located. LCWP hereby represents and warrants to Inland (i) that certainof the Leases are triple net and the respective tenants thereunder are responsible for the full payment of all real estate taxes and insurance and water and sewer charges and other utility charges, and all other costs and expenses incurred in connection with the use of the respective demised premises under Leases; and (ii) the security deposits under Leases set forth in the rent roll are being held by LCWP.  Notwithstanding the foregoing, LCWP and Inland, for itself and on behalf of the JV and the Owner, hereby agree that any recovery made by LCWP in connection with its litigation against Filene’s shall remain the property of LCWP.

4.2

Other Adjustments.

(a) Intentionally deleted.

(b) Except as otherwise provided herein, any expense amount which cannot be ascertained with certainty as of Closing (and for which Inland and LCWP are unable to adjust and/or allocate at or prior to Closing) shall be prorated on the basis of the parties' reasonable estimates of such amount, and shall be the subject of a final proration ninety (90) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Inland shall promptly notify LCWP when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Inland shall prepare, and certify as correct, a final proration statement which shall be subject to LCWP approval. Upon the acceptance and approval by LCWP of any final proration statement submitted by Inland, such statement shall be conclusively deemed to be accurate and final.

(c) All rents, including without limitation all basic rent, additional rent, and all amounts due and payable to the landlord under the Leases (hereinafter collectively referred to as "Rents"), shall be prorated and adjusted as of the Closing Date based upon the number of days in the month in which the Closing occurs. Based upon (i) the delinquency, if any, at such time in the payment of Rent by any Tenants and (ii) the existence, if any, of any unpaid tenant improvements or leasing commissions or any unexpired free rent periods (hereinafter collectively referred to as "Tenant Concessions"), Inland and LCWP shall negotiate in good faith with each other appropriate credits to one another to be allocated at Closing in connection with the Leases. Such good faith negotiations shall include negotiations with respect to Rents which remain unpaid on and as of the anticipated Closing Date, as well as allocation of responsibility for the economic effect of the payment or realization of Tenant Concessions, it being the intent of the Inland and LCWP to negotiate fair and equitable credits such that (i) LCWP will have no claims against Tenants following Closing for past due Rent, other than additional rent, Tenant Concessions and claims against Filene’s Basement, (ii) LCWP will owe no additional payments to Inland, the Owner and/or the JV in respect of Rent, other additional rent and Tenant Concessions, and (iii) Inland, the Owner and/or the JV will owe no additional payments to LCWP in respect thereof.

(d)

Intentionally deleted.

(e)

Inland shall be entitled to a credit in the amount of the tenant security deposits set forth on Schedule 4.2(e) attached hereto.

(f)

Subject to the final sentence of Section 4.2(b) hereof, the provisions of this Section 4.2 shall survive Closing.

4.3

Transaction and Closing Costs.

(a) LCWP and Inland, for itself and on behalf of the JV and the Owner, shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(b)

LCWP shall pay the fees of counsel representing LCWP in connection with this transaction. In addition, LCWP shall also pay the following costs and expenses:

(i) up to Six Hundred Fifty Thousand and 00/100 Dollars ($650,000.00) of any realty transfer tax, sales tax, lease conveyance or lease assignment tax (or like-tax) documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property;

(ii) the fees for any consultants which have been hired or retained by LCWP in connection with the transactions contemplated by this Agreement, including the Broker (as hereinafter defined);

(iii) the cost of appraisals, environmental assessments of the Property prepared on Inland's behalf or at Inland's direction;

(iv) up to Four Hundred Thousand and 00/100 Dollars ($400,000.00) of survey and title charges; and

(v) upto Four Hundred Twenty Thousand and 00/100 Dollars ($420,000.00) of the costs of obtaining the ULLICO Loan Replacement Financing, representing fifty percent (50%) of the commitment fee due in connection with the ULLICO Loan Replacement Financing.

In addition to the foregoing, pursuant to Section 1.2(c), LCWP shall deposit the Lease Expense Escrow Funds into the Lease Expense Escrow Account, the Biddle Escrow Funds into the Biddle Escrow Account, and the Roof and Rug Escrow Funds into the Roof and Rug Escrow Account at Closing.

(c) Inland shall pay the fees of counsel representing Inland in connection with this transaction, if any. In addition, Inland shall also pay the following costs and expenses:

(i) all realty transfer tax, sales tax, lease conveyance or lease assignment tax (or like-tax) documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property in excess of Six Hundred Fifty Thousand and 00/100 Dollars ($650,000.00);

(ii) all survey and title charges in excess of Four Hundred Thousand and 00/100 Dollars ($400,000.00);

(iii) the per page fees for recording theLCWP Agency Retail Lease Assignment, LCWP Agency Recreation Lease Assignment, Sublease Terminations,Ground Lease

Assignment, and a memorandum of the Amended Agency Leases (i.e., any conveyance tax shall be at the cost and expense of LCWP pursuant to subsection 4.3(b)(i));

(iv) except as set forth in Section 9.1 hereof, the fees for any other brokers or consultants which have been hired or retained by Inland or its affiliates in connection with the transaction contemplated by this Agreement;

(v) the fees and expenses of the Escrow Agent, as set forth in Section 1.2(d)(i) hereof; and

(vi)  all costs of obtaining the ULLICO Loan Replacement Financingin excess of Four Hundred Twenty Thousand and 00/100 Dollars ($420,000.00), and mortgage recording fees and taxes, if any, in connection therewith.

(d)

All costs and expenses incident to the transaction contemplated hereby and the closing thereof, and not specifically described above, shall be paid by the party incurring same.

(e)

The provisions of this Section 4.3 shall survive the Closing or termination of this Agreement.

ARTICLE 5

Representations and Warranties

5.1

LCWP Representations and Warranties. LCWP, hereby makes the following representations and warranties to Inland as of the date of this Agreement, which representations and warranties shall be true and correct as of the Closing Date as a condition to Inland's obligation to close hereunder:

(a)

 Each LCWP seller entity is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. LCWP has all requisite power and authority to own and operate its respective Property and carry on its business with respect to such Property as now being conducted. LCWP has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. None ofthe execution, delivery and performance by LCWP of this Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with any provision of the articles of organization or operating agreement of LCWP.

(b)

LCWP is not a "foreign person" as such term is defined pursuant to FIRPTA.

(c)

The execution, delivery and performance by LCWP of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not violate any provision of LCWP's organization documents.

(d)

Except for the Agency Leases and Subleases, those certain leases described upon Exhibit "B"are the only leases and tenancies in effect with respect to the Property and no individuals or entities occupy the Property or any portion thereof except pursuant to the Leases. The copies of the Leases previously delivered or to be delivered to Inland are or will be true, correct and complete copies of all the Leases and any amendments thereto. Except as disclosed herein or in the Leases, copies of which have been previously reviewed by Inland, no Lease provides the tenant thereunder with a right of first refusal to purchase its demised premises or any of the Property.

(e)

Except for Legal Seafood, LCWP has not received any written notice from a tenant under any Lease of such tenant's intention to vacate or abandon its demised premises at the end of the term of its Lease. LCWP shall promptly provide Inland with a copy of any written notice of default under any Lease given or received between the date hereof and the date of the Closing.

(f)

LCWP has not received any written notice from any tenant under any Lease which claim any default by Landlord thereunder. LCWP shall promptly provide Inland with a copy of any written notice of default under any Lease given or received between the date hereof and the date of the Closing.

(g)

Except as otherwise disclosed to Inland, LCWP has not received any written notice of any violations of any federal, state or municipal zoning, fire, environmental, building or other laws, codes, statutes, ordinances, orders, regulations or requirements affecting the Property owned by it, the terms of which have not been complied with, and LCWP will promptly notify Inland of the receipt of any written notice of any such violations received by such LCWP between the date hereof and the date of the Closing.

(h)

There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws contemplated by any LCWP or pending against such LCWP and regarding the Property owned by it.

(i)

Except as otherwise set forth in Schedule 5.1(i)and specifically excluding any amounts that shall be payable to, in connection with,or for the account of Urstadt Biddle under the Toys Lease,no tenant is entitled to any rent concessions or "free rent" under the terms of any of the Leases, and all tenant improvement allowances, if any, due under any of the Leases have either been paid, or if not yet due and payable, may be paid by the JV or the Owner from the Lease Expense Escrow Funds that shall be held in escrow by the Escrow Agent pursuant to the Section 1.2(c) of this Agreement.

(j)

Schedule 5.1(j) sets forth any unpaid leasing commissions and the amount hereof. With the exception of the leasing commission due in connection with the Toys Lease for which funds shall be placed into the Lease Expense Escrow Account at Closing, all leasing commissions for which a lien could be filed shall be paid on or before the Closing Date.

5.2

Inland's Representations and Warranties. Inland hereby makes the following representations and warranties to LCWP as of the date of this Agreement, which representations and warranties shall be true and correct as of the Closing Date as a condition to LCWP's obligation to close hereunder.

(a) Inland is a limited liability companyduly organized, validly existing and in good standing under the laws of the State of Delaware. Inland has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Inland of the transactions contemplated hereby and thereby have been duly authorized by Inland and no consents of any third parties are necessary for Inland's execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby. Neither the execution, delivery and performance by Inland of this Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with any provision of the documents and instruments under which Inland is constituted.

(b)

No action or other proceeding whatsoever is now pending or, to the best knowledge of Inland, threatened against Inland or any of its affiliated entities, or any shareholders, partners, members or ownersof Inland or any of its affiliated entities, as the case may be, of the foregoing which calls into question or seeks to set aside or enjoin any of the approvals or authorizations of the transactions contemplated by this Agreement, or the performance of Inland's obligations hereunder, or which will or may otherwise impede the Closing.

(c)

Inland has all funds available to it which are sufficient to consummate the transaction contemplated by this Agreement.

(d)

Inland fully understands the nature and significance of the transactions provided for in this Agreement and the limitations provided in Section 2.2 hereof and elsewhere herein. Inland is satisfied with the Contribution Value of the Property, as set forth herein, based and in sole reliance upon its own valuation of the Property and its review and analysis of the rent roll for each Property, reports of physical inspections (including without limitation, environmental inspections), business, operations, condition and prospects for the Property.

5.3

Changed Circumstances. LCWP and Inland shall promptly notify the other in writing, if, after the execution of this Agreement and prior to the Closing, any event occurs or condition exists which renders any of the foregoing representations warranties made by it materially untrue or misleading. All of the foregoing representations and warranties, respectively, shall be deemed made by LCWP, respectively, and Inland on the date of this Agreement and at the time of the Closing.

5.4

Survival of Representations and Warranties; Limitation on LCWP's Liability. Unless otherwise set forth in this Agreement, the representations and warranties of LCWP and Inland, respectively, as set forth in this Article 5 and elsewhere in this Agreement and in any other agreements, affidavits, estoppels, instruments or other documents executed by any of the LCWP in connection with the transactions contemplated hereby (hereinafter collectively referred to as the "Closing Documents") shall survive Closing for six (6) months. In the event that the Closing of the transactions contemplated herein occurs, and to the extent that, thereafter, Inland incurs any actual costs or losses during the six (6) month period referred to above as a result of any incorrect representations or warranties made by LCWPset forth in this Article 5 or under the Closing Documents which exceed $1,000.00, LCWP shall reimburse Inland for such claims, costs and expenses within fifteen (15) days after delivery by Inland to LCWP of reasonable evidence of the payment of such claims, costs and expenses. No claims based upon any incorrect representation or warranties may be brought by Inland to the extent that the costs or losses actually incurred by Inland do not individually or collectively exceed the Minimum Threshold, and no such claims may be brought at any time following the six-month anniversary of the Closing. In addition, to the extent that Inland actually knows at or prior to Closing that any of LCWP's representations or warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Inland's knowledge. Without limitation, LCWP shall not have any liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy has been identified by LCWP by notice to Inland or otherwise is actually known by Inland at the time of Closing (whether matters contradicting any representation or warranty is contained in any Exhibit or Schedule to this Agreement, whether such matters are contained in any materials delivered to Inland by or on behalf of LCWP, or whether such matters are contained in any study, test, analysis or report prepared by or for the benefit of Inland in connection with the transactions contemplated hereunder), and Inland consummates the Closing.

5.5

JP Morgan Chase Settlement. Retail hereby agrees to indemnify, defend and hold harmless Inland and the Company, together with their respective successors and/or assigns, from and against any and all demands, claims, actions, proceedings, fines, penalties, damages, losses, liabilities, obligations, judgments, expenses, costs and reasonable counsel fees, including those incurred in enforcing this indemnification, which relate to or arise from any claim made by any tenant of the Property alleging that such tenant shall be entitled to receive a portion of the proceeds received by Retail in connection with that certain Settlement Agreement dated as of September 28, 2012 by and between City Center Residential, LLC and Retail(the "JPM Settlement") in reimbursement of certain amounts previously paid by such tenant for common maintenance area charges in connection with the general common elements at the Property attributable to such tenant’s premises at the Property; provided, that Inland shall not take any action that shall encourage, incite or otherwise suggest to any tenant of the Property that such tenant may be entitled to receive a portion of the proceeds received by Retail under the Settlement Agreement in reimbursement of certain amounts previously paid by such tenant for common maintenance area charges in connection with the general common elements at the Property attributable to such tenant’s premises at the Property. The indemnity obligations of Retail hereunder (i) shall in no event exceed the aggregate amount received by Retail under the JPM Settlement, (ii) to the extent permissible under the terms of the Secured Financing, shall be secured by LCWP’s Operating Units and (iii) shall expire on the two(2) year anniversary of the Closing Date.

ARTICLE 6

Additional Agreements

6.1

Operations Pending Closing. Between the date of execution of this Agreement and the Closing, LCWP shall comply with all covenants, conditions, restrictions, laws, statutes, rules and regulations and ordinances applicable to the Property, and shall own, manage and operate the Property in a manner consistent with past practices and shall use reasonable and prudent efforts to preserve for Inland the favorable relationships which LCWP has with tenants, suppliers, vendors and others having ongoing relationships with the Property. LCWP (a) may, at LCWP's option, after prior notice to Inland, in the ordinary course and consistent with LCWP's current practices, negotiate with prospective tenants, and (b) enter into Leases (on terms that LCWP believes, in its good faith business judgment, to be market terms), enforce Leases and perform landlord's obligations under the Leases (other than with respect to Leases that have been or that are in the process of being terminated). LCWP shall not, without first obtaining written consent of Inland, which consent shall not be unreasonably withheld, conditions or delayed, enter into new Leases or modify the terms of or terminate any Leases. In addition, LCWP shall promptly notify Inland, in writing, of (i) any default beyond applicable grace periods committed by any tenants (other than defaults in the payment of rent, adjustments for which will be made at Closing); and (ii) any written notices received from any tenants regarding LCWP's defaults or any tenant's intention to terminate its lease.

6.2

Mutual Cooperation. LCWP and Inland agree to cooperate fully with one another in connection with the transactions contemplated herein. In furtherance of the foregoing, LCWP agrees to execute all documents (at no cost to LCWP) to effectuate the transfer to the Ownerof any Warranties.

Article 7

 Risk of Loss

7.1

Casualty.

(a)

If, at or prior to Closing, any damage, destruction or casualty shall have occurred as to which a tenant (i) has the responsibility to repair and restore the Property under its respective Lease and (ii) has no right of rent abatement or offset, in full or in part as a result of such casualty, the parties shall proceed to Closing in accordance with the terms of this Agreement without any reduction in the Contribution Value.

(b)

(i) If, at or prior to Closing, any other damage, destruction or casualty, of any Property, occurs, which damage, destruction or casualty creates loss valued at ten (10%) percent or less of the Contribution Value, then this Agreement shall continue in full force and effect and LCWP shall give written notice of such event to Inland (which notice will include a description of the nature, extent and estimated amount of damage or loss suffered by the Property in connection with such casualty), in which event the parties shall proceed to Closing in accordance with the terms of this Agreement without any reduction in the Contribution Value, and LCWP shall (A) assign to the Ownerat Closing all of its rights to and interest in all proceeds of casualty insurance and business interruption and rent loss insurance relating to the period from and after the date of Closing payable on account of such casualty, (B) pay to the JVat Closing an amount equal to the full amount of the deductible applicable under such insurance policies, by way of a credit against the Contribution Value equal to the deductible unless tenants are responsible for the deductible in CAM. LCWP shall cooperate reasonably with Inland, the Owner and the JV before and after Closing to file and process an insurance claim for all insured loss arising out of such casualty. LCWP shall not settle or adjust any such insurance claim without Inland's prior written consent. LCWP shall have no obligation to repair or restore any Property other than necessary measures as may be necessary to secure any such Property from natural elements, vandalism or further deterioration.

(ii)

If, at or prior to Closing, any other damage, destruction or casualty, of the Property, occurs which damage, destruction or casualty creates a loss valued in excess of ten (10%) percent of the Contribution Value allocated to such Property, then LCWP shall notify Inland in writing (hereinafter referred to as a "LCWP Casualty Notice"), which LCWP Casualty Notice will include a description of the nature, extent and estimated amount of damage or loss suffered by the affected Property in connection with such casualty. Within ten (10) days after receipt of the LCWP Casualty Notice, Inland shall notify LCWP, in writing, as to whether (A) Inland will elect to proceed to Closing or (B) Inland will elect to terminate this Agreement. If Inland does not make such written election within the time period specified above, Inland will be deemed to have made the election set forth in clause (A).

(iii)

If Inland makes (or is deemed to have made) the election set forth clause (A) of Section 7.1(b)(ii) above, then this Agreement shall continue in full force and effect and the parties shall proceed to Closing in accordance with the terms of this Agreement without any reduction in the Contribution Value, and the LCWP shall (A) assign to the Ownerat Closing all of its rights to and interest in all proceeds of casualty insurance and business interruption and rent loss insurance relating to the period from and after the date of Closing payable on account of such casualty and (B) pay to the JVat Closing an amount equal to the full amount of the deductible applicable under such insurance policies, by way of a credit against the Contribution Value equal to the deductible. LCWP shall cooperate reasonably with Inland before and after Closing to file and process an insurance claim for all insured loss arising out of such casualty. LCWP shall not settle or adjust any such insurance claim without Inland's prior written consent. LCWP shall have no obligation to repair or restore any Property other than measures as may be necessary to secure any such Property from natural elements, vandalism or further deterioration.

7.2

Condemnation. If, at or prior to the time of Closing, all or any portion of any Property shall be condemned or taken pursuant to any governmental or other power of eminent domain, any written notice of taking or condemnation with respect to all or any portion of a Property is issued, or any proceedings are instituted by any governmental authority having the power of eminent domain to take all or any portion of such Property, then (a) LCWP shall notify Inland in writing of such action, (b) Inland shall proceed to closing with a reduction in the Contribution Value equal to any condemnation award previously paid to LCWP, (c) LCWP shall assign to the Ownerat the time of Closing all of such LCWP's right to any unpaid condemnation awards and (d) LCWP shall convey the entire Property (or remainder thereof) to the Owner.

ARTICLE 8

Remedies Upon Default

8.1

Time of Essence. If full performance of this Agreement is not completed by the Closing Date, either party shall have the right after such date to declare time to be of the essence of this Agreement by giving notice of such election to the other party. Such notice shall contain a declaration that time is of the essence and shall fix the time, date and place of final settlement, which date may not be sooner than twenty (20) days nor later than thirty (30) days following the effective date of giving such notice.

8.2

Default by Inland. In the event the sale of the Property as contemplated hereunder is not consummated due to Inland's default hereunder, LCWP shall have the right,as its sole remedy, to receive the amount of Three Million Three Hundred Thousand and 00/100 Dollars ($3,300,000.00)(the "Damages Amount") from Inland as liquidated damages, and not as a penalty, for the breach of this Agreement (the payment of which shall operate to terminate this Agreement and release Inland and LCWP from any and all liability hereunder other than with respect to those representations, warranties and/or indemnities which survive termination of this Agreement), and upon LCWP’s receipt of the Damages Amount this Agreement shall terminate. The parties hereto agree that the actual damages to LCWP in the event of such breach are difficult, if not impossible, to determine, and the Damages Amount is a reasonable estimate thereof. LCWP expressly waives its right to seek consequential damages in the event of Inland's default hereunder.

8.3

Default by LCWP. In the event the sale of the Property as contemplated hereunder is not consummated due to a default by all LCWP hereunder, Inland shall be entitled, at its election, as its sole remedy, (a) to waive such default and close title in accordance with the terms of this Agreement without any reduction of the Contribution Value, (b) to terminate this Agreement and release Inland and LCWP from any and all liability hereunder (other than with respect to those representations, warranties and/or indemnities which survive termination of this Agreement), or (c) to enforce specific performance of LCWP's obligations to convey the Property to the Ownerin accordance with the terms of this Agreement, including a claim for reasonable attorney's fees and costs of suit.

ARTICLE 9

Agents and Commission

9.1

Brokers. With respect to the transaction contemplated by this Agreement, Inland represents to LCWP that it has not engaged a broker in regard to this transaction. With respect to the transaction contemplated by this Agreement, LCWP represents to Inland that it hasengaged no broker in regard to this transaction other than CB Richard Ellis, Inc. (the "Broker"), and LCWP shall be solely responsible for payment of any commission or other fee to Broker. In the event that any claim for commission or finder's fee is brought by any person or entity as a consequence of the transaction contemplated hereby and as a result of any action or omission of LCWP or Inland, other than Broker, then LCWP or Inland, as the case may be, shall hold harmless the other party against any loss, cost or expense of any nature, including, but not limited to, court costs and reasonable attorney's fees arising as a consequence of the claim for the commission or fee. The terms of this Section 9.1 shall survive the Closing or termination of this Agreement.

ARTICLE 10

Miscellaneous

10.1

Notices. Every notice or other communication required or contemplated by this Agreement by any party shall be in writing and shall be delivered by (i) personal delivery, or (ii) internationally recognized express courier, such as Federal Express, UPS or DHL, in each case addressed to the party for whom intended at the following address:

(i)	If to Inland:	Inland Diversified White Plains City Center Member II, L.L.C. c/o Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
		Attn:	G. Joseph Cosenza, President

(ii)	With a copy to:	Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn:Robert Baum, General Counsel
(iii)	If to LCWP:	c/o Cappelli Enterprises, Inc.
115 Stevens Avenue
Valhalla, New York 10595
Attn: Louis R. Cappelli
	With a copy to:	DelBello Donnellan Weingarten Wise & Wiederkehr, LLP One North Lexington Avenue White Plains, New York 10601 Attn: Alfred E. Donnellan, Esq.
If to the
	Escrow Agent:	Chicago Title Insurance Company
171 N. Clark Street
Chicago, Illinois 60601
Attn: Nancy Castro

or at such other address as the intended recipient previously shall have designated by written notice to the other parties. All notices and other communications required or contemplated by this Agreement to be delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery.

Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

10.2

No Recording. Neither LCWP nor Inland shall cause or permit this Agreement nor any memorandum hereof to be filed of record in any office or place of public record and if Inland or LCWP shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud title to the Property. If either party or counsel acting for either party shall cause or permit this Agreement, a copy hereof, or a memorandum hereof to be filed in an office of place of public record, the other party, at its option, may treat such act as a default under this Agreement.

10.3

No Agency. This Agreement shall not constitute an appointment of any of the parties hereto as the legal representative or agent of any other party hereto nor shall any party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, or in the name or on behalf of, the other party hereto.

10.4

Severability. In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or in inseparable from, the remainder of this Agreement. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

10.5

Assignment and Succession. Except as expressly permitted herein, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement (excluding an assignment resulting by operation of law as a result of the merger or consolidation of any such party) without the prior written consent of the other party, which consent may be withheld in the sole and absolute discretion of such party for any reason whatsoever or for no reason. This Agreement shall inure to the benefit of the parties hereto and to their respective permitted successors and assigns.

10.6

Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom, shall in any event be effective without the written concurrence of the other party hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any party in any case shall entitle any other party to any other or further notice or demand in similar or other circumstances.

10.7

Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement including but not limited to the effective consummation of the transactions contemplated under the provisions of this Agreement. The provisions of this Section 10.7 shall survive Closing.

10.8

Absence of Third-Party Beneficiaries. No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any person or entity other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

10.9

Governing Law; Jurisdiction. The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York, without reference to the choice-of-law principles thereof. Inland and LCWP agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement. In furtherance of such agreement, the parties hereto agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the each party in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of New York  and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the party by registered or certified mail to, or by personal service at, the respective addresses listed in Section 10.1 herein (or as otherwise established by notice to the other party), whether such address may be within or without the jurisdiction of any such court. The parties hereto further agree that the venue of any litigation arising in connection with this Agreement or in respect of any of the obligations of the parties hereto under this Agreement, shall, to the extent permitted by law, be in Westchester County, New York.

10.10

Interpretation. This Agreement, including any exhibits, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the purposes of the parties and this Agreement.

10.11

Entire Agreement. The terms of this Agreement and the other writings referred to herein (including but not limited to all schedules, exhibits, addenda, and related agreements) and delivered by the parties hereto are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, together with the exhibits and schedules hereto shall constitute the complete and exclusive statement of its terms and shall supersede any prior agreement with respect to the subject matter hereof.

10.12

Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of .pdfcopies bearing the signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such .pdfcopies shall constitute enforceable original documents.

10.13

Expenses. Each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.

10.14

Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

10.15

Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.16

Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OR SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

10.17

Confidentiality.

(a)

Inland shall use is best efforts, and cause its affiliates, attorneys, representatives and consultants (hereinafter collectively referred to as the "Inland Parties") to use their best efforts, to use all information, documents, surveys, leases and other materials provided to them by the LCWP (hereinafter collectively referred to as the "Due Diligence Materials") exclusively for the purpose of evaluating the merits of the purchase of the Property as contemplated by this Agreement and not for any other purpose whatsoever. Inland further agrees, except as may be required by applicable law, that it will not disclose any Due Diligence Materials or use them to the detriment of LCWP.

(b)

In the event this Agreement is terminated prior to the consummation of the purchase and sale contemplated hereunder, all Due Diligence Materials and all copies thereof will be returned to LCWP promptly. All analyses, compilation, studies or other documents prepared by or for Inland and reflecting any Due Diligence Material or otherwise based thereon will be (at Inland's option) either (i) destroyed or (ii) retained by Inland in accordance with the confidentiality restrictions set forth in this Section 10.17.

(c)

Inland acknowledges that the Due Diligence Materials are proprietary in nature and that LCWP would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Materials. Without affecting any other rights or remedies that either party may have, Inland acknowledges and agrees that LCWP shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach or threatened breach of the provisions of this Agreement relating to confidentiality by any Inland Party.

(d)

Inland hereby indemnifies and holds harmless LCWP from and against all loss, liability, claim, damage and expense arising out of any breach of this Section 10.17 by Inland or by any Inland Party.

(e)

Neither party shall issue any press release or public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, except to the extent such release or statement is required by law or the regulations of the Securities and Exchange Commission or the New York Stock Exchange, and (ii) after Closing, any such release or statement issued by LCWP or Inland shall be subject to the review and approval of the other respective party (which approval shall not be unreasonably withheld). If LCWP or Inland is required by law to issue a release or statement, such party shall, at least two (2) Business Days prior to the issuance of same, deliver a copy of the proposed release to the other party for its review.

(f)

This Section 10.17 shall survive Closing and any termination of this Agreement.

10.18

Drafts not an Offer to Enter into a Legally Binding Contract. The submission of a draft, or a marked up draft, of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a matter acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the Exhibits hereto, and LCWP and Inland have fully executed and delivered to each other a counterpart of this Agreement, including, without limitation, all Exhibits hereto.

10.19

Exculpation. This Agreement and all documents, agreement, understandings, and arrangements relating to this transaction have been executed by the undersigned in his capacity as Manager of each seller limited liability company, and neither the Manager executing this Agreement nor the members, managers or officers of the LCWP shall be bound or have any personal liability hereunder. Neither LCWP, onthe one hand, nor Inland, on the other hand, will seek recourse or commence any action against the officer of the other executing this Agreement or any of the members, managers or officers of the other, or any of their personal assets, for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreement, understandings, arrangements and transactions between or among the parties.

10.20

Business Day. As used herein, the term Business day means any day other than a Saturday, Sunday and any other day which is a legal holiday in the State of Connecticut on which offices of the State of Connecticut are routinely scheduled to be closed.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have set executed or caused their duly authorized representatives to execute this Agreement of Contribution as of the day and year first written above.

LCWP

LC WHITE PLAINS RETAIL, LLC

By:  LRC Industries, Ltd.

Its Managing Member

By: /s/ Louis R. Cappelli

Louis R. Cappelli, President

LC WHITE PLAINS RECREATION, LLC

By:  LRC Industries, Ltd.

Its Managing Member

By: /s/ Louis R. Cappelli

Louis R. Cappelli, President

INLAND

INLAND DIVERSIFIED WHITE PLAINS CITY CENTER MEMBER II, L.L.C.

By:  Inland Diversified Real Estate Trust, Inc.

By: /s/ Barry L. Lazarus

Barry L. Lazarus, President

Sections 3.2(w)and 5.2(e) is hereby Acknowledged and Agreed:

Inland Diversified Real Estate Trust, Inc.

By: /s/ Barry L. Lazarus

Barry L. Lazarus, President

The undersigned hereby joins in this Agreement solely in its capacity as Escrow Agent and solely to evidence its agreement to be bound by the terms of Sections 1.2(c),1.2(d) and 3.1 hereof.

Chicago Title Insurance Company

By: /s/ Nancy Castro, Vice President

EXHIBIT A-1

Retail Parcel

EXHIBIT A-2

Recreation Parcel

EXHIBIT B

Leases

EXHIBIT C

Form of JV Agreement

EXHIBIT D

Reserved

EXHIBIT E

Restrictive Covenant

EXHIBIT F-1

Amended Agency Lease – Retail Component

EXHIBIT F-2

Amended Agency Lease – Recreation Component

EXHIBIT G

Tenant Assignments

EXHIBIT H

Tenant Estoppel Form

EXHIBIT I

Expenses paid at Closing

SCHEDULE 2.1(b)

Pro Forma Title Policy

SCHEDULE 4.2(e)

Tenant Security Deposits

SCHEDULE 5.1(i)

Unpaid Leasing Commissions and Tenant Allowances

LC White Plains Retail, LLC.

September 25, 2012

Ripco - Real Estate

Toys R Us - Leasing Commission	$ 451,500.00
Payments	(90,300.00)

Balance Due to Ripco	$ 361,200.00

Toys R Us (Tenant Improvement Costs)	$2,000,000.00

Total Tenant Improvement Costs	$2,000,000.00

EXHIBIT J

Audit Letter

KPMG LLP

303 E. Wacker Drive

Chicago, IL60601

Current Date (date must be the date of completion of audit field work)

Ladies and Gentlemen:

We are providing this letter in connection with your audit of the Historical Summary of Gross Income an Direct Operating Expenses (“Historical Summary”) of The Property’s Name (the “Property”) for the year ended December 31, 2011 for the purpose of expressing an opinion as to whether the Historical Summary presents fairly, in all material respects, the gross income and direct operating expenses in conformity with the CASH or ACCRUAL (choose one) method of accounting.

Certain representations in this letter are described as being limited to matters that are material.  Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

1.

We have made available to you all financial records and related data

2.

There are no:

a.

Violations or possible violations of laws or regulations, whose effects should be considered for disclosure in the Historical Summary or as a basis for recording a loss contingency.

b.

Unasserted claims or assessments that our lawyers have advised us are probable of assertion and must be disclosed in accordance with FASB Accounting Standards Codification (ASC) 450, Contingencies.

c.

Other liabilitiesor gain or loss contingencies that are required to be accrued or disclosed by FASB ASC 450, Contingencies.

d.

Material transactions that have not been properly recorded in the accounting records underlying the Historical Summary.

e.

Events that have occurred subsequent to the Historical Summary date and through the date of this letter that would require adjustment to or disclosure in the Historical Summary.

3.

We acknowledge our responsibility for the design and implementation of programs and controls to prevent, deter and detect fraud.  We understand that the term “fraud” includes misstatements arising from fraudulent financial reporting and misstatements arising from misappropriation of assets.

4.

We have no knowledge of any fraud or suspected fraud affecting the entity involving:

a.

Management,

b.

Employees who have significant roles in internal control over financial reporting, or

c.

Others where the fraud could have a material effect on the Historical Summary.

5.

We have no knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, or others.

6.

We have no knowledge of any officer or director of the Property, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead you during your audit.

7.

The Property has complied with all aspects of contractual agreements that would have a material effect on the Historical Summary in the event of noncompliance.

8.

All income from operating leases is included as gross income in the Historical Summary.  No other forms of revenue are included in the Historical Summary.

Further, we confirm that we are responsible for the fair presentation in the Historical Summary, results of Gross Income and Direct Operating Expenses for the year ended December 31, 2011 in conformity with the CASH or ACCRUAL (choose one) method of accounting

Very truly yours,

(Name of owner)

Name

Insert Name and Title (Should be individual signing the purchase and sale agreement)

Name

Insert Name and Title (Should be primary accounting decision maker)

EXHIBIT K

Guaranty and Agreement to Guaranty